C. CODE OF ETHICS – PERSONAL TRADING OF ACCESS PERSONS

In 2004, the SEC adopted Rule 204a-1, the “Investment Advisers Code of Ethics” rule, under the Advisers Act, which requires all investment advisers to adopt a written Code of Ethics (“Code”). The Code must outline the standards of conduct the investment adviser expects from its employees and must also address the conflicts that arise from the personal trading activity of an adviser’s employees.

1. POLICY

PIA and all its Supervised Persons have an ongoing responsibility to PIA’s clients to ensure that the needs of the clients always come first. PIA holds its Supervised Persons to a very high standard of integrity and business practices. In serving its clients, PIA and its Supervised Persons must at all times deal with clients in an honest and ethical manner and comply with all the federal securities laws and regulations.

2. PROCEDURES

In accordance with the rule’s requirements, PIA adopted provisions within the Firm’s Code, which address among other things, personal trading, gifts and entertainment, political contributions, outside business activities, insider trading and sanctions for violations. Every Supervised Person is required to read and sign an Acknowledgment of the Code at the commencement of employment and annually thereafter. “PIA’s Code of Ethics” may be found in its entirety at its intranet site and a copy is attached as Exhibit B1 hereto.

PIA Manual Effective December 3, 2025

PACIFIC INCOME ADVISERS, INC.
POLICIES & PROCEDURES MANUAL

EXHIBIT B1
CODE OF ETHICS

PURPOSE AND SCOPE

In accordance with Rule 204A-1 of the Investment Advisers Act of 1940 (the “Advisers Act”), Rule 17j-1 of the Investment Company Act of 1940, and in compliance with the Federal Securities Laws to which we are subject, this Code of Ethics (the “Code”) is presented to detail the policies and procedures necessary to meet our client fiduciary obligations.

PIA employees, board members, and independent contractors are considered “Supervised Persons” and are subject to this Code. PIA employees and board members, including those with access to client portfolios and investment recommendations are also considered “Access Persons” and subject to the reporting requirements and personal securities transactions rules.

The Code will be provided to Supervised Persons upon becoming a Supervised Person and upon amendments to the Code.

All Supervised Persons must adhere to the following general provisions:

•At all times, must comply with applicable Federal Securities laws;
•At all times, the interests of PIA’s clients must come first;
•All personal security transactions must be conducted in a manner that avoids any actual or potential conflict of interest;
•No inappropriate advantage should ever be taken that is contrary to the fiduciary responsibilities, interests of, and duties to our clients; and
oPortfolio Managers have the highest level of accountability with respect to PIA portfolios they manage as well as their personal portfolios.
•All violations, or suspected violations, of this Code must be promptly reported to the CCO.
•Any and all potential conflicts of interest must be identified and reported to the CCO via PIA’s compliance monitoring system.

The following overall provisions apply to the Code:

•All references to PIA’s Chief Compliance Officer (“CCO”) include the CCO or designee.
•In all situations where a compliance due date falls on a Saturday, Sunday or holiday, the report is due the previous business day.
•The CCO can grant written exemptions, changes or additions to the provisions of the Code due to such considerations as immateriality, hardship, satisfaction of court orders, etc.
•The CCO can impose penalties for violation of PIA’s Code, which includes, but is not limited to, the following:
oWritten notice to employee and employee personnel file;
oSale and disgorgement of profits;
oLoss of trading privileges
oMonetary fines; and

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oTermination of employment.
•The CCO will be responsible for reviewing and determining corrective action with regards to any identified potential conflicts of interest, which may include but are not limited to, monitoring the activity, disclosing the activity in the firm’s ADV Part 2A, and prohibiting the activity.

PERSONAL SECURITIES TRANSACTIONS

One of the greatest sources of potential conflicts of interest is in the area of personal securities transactions. In order to mitigate any potential conflict and to ensure that the interest of our clients come first, the following policies have been implemented for all Access Persons:

PIA’s Personal Securities Transactions policy apply to the following people:
•All PIA Access Persons
•The immediate family members of Access Persons (e.g. spouses, dependent children/relatives living with the employee);

Reportable securities include:
•Any securities (e.g. stocks, options, bonds, ETFs, and closed-end funds) that are not included in the “exempt securities” below; and
•PIA Mutual Funds; and
•Cryptocurrencies that meet the definition of a security.

Exempt Securities, which are not reportable and are not covered under this policy, include:
•Direct obligations of the U.S. Government (Treasuries);
•Open-ended mutual funds (except PIA Mutual Funds);
•Interest accounts (e.g. CDs and money market funds);
•Futures and Commodities;
•Variable annuities and insurance products; and
•Section 529 College Savings and Prepaid Tuition plans.

Exempt Accounts, which are not reportable and are not covered under this policy, include:
•Accounts which can only hold the exempt securities (e.g. 401(k) plans limited to mutual funds only); and
•Accounts in which the employee has no direct or indirect influence or control (e.g. blind trusts and managed accounts).

Prohibited transactions include the following:
Trades that violate any client fiduciary responsibility (e.g. personal trades ahead of and with knowledge of pending client trades or not offering better opportunities to clients first).

PIA Manual Effective December 3, 2025

ACCESS PERSONS REPORTING REQUIREMENTS

In order to ensure compliance with the Code, all Access Persons are required to adhere to the following reporting policies and procedures. All records shall be maintained in accordance with Rules 204-2 under the Advisers Act and Rule 17j-1(f) under the 1940’s Act.

Compliance monitoring system: PIA uses an internet-based compliance monitoring system, which all Access Persons are to use to report their holdings, transactions and attestations, which will be reviewed by the CCO periodically.
oAccess persons are encouraged to use the brokerage firms which have the capability to automatically provide security holdings and transactions to the compliance monitoring system.

Direct or Indirect Control of Accounts
If an Access Person is able to do any of the following with respect to an account, they cannot claim they have no direct or indirect influence or control in the account and must report on it consistent with all other provisions of the Code:

oSuggest purchases or sales of investments to the trustee or third-party discretionary manager;
oDirect purchases or sales of investments; or
oConsult with the trustee or third-party discretionary manager as to the particular allocation of investments to be made in the account.

Transaction Pre-clearance
The following securities require pre-clearance through PIA’s compliance monitoring system:
•Initial Public Offerings (“IPOs”), Initial Coin Offerings (“ICOs”) and Private Placements; and
•PIA Mutual Funds (except for ongoing automatic contributions to pre-established accounts).

Initial New Account & Annual Holdings Report
•Access persons must submit a report, detailing the holdings of all “reportable securities,” which must be provided to the CCO via the compliance monitoring system, and attested as correct and complete:
oWithin 10 days of employment; and
oAnnually, by January 30th of each year.
•Information must be current as of a date no more than 45 days prior to the submission of the report;
•Reports must include: title, type of security, exchange ticker symbol or CUSIP, number of shares, principal amount, name of broker, and date the report is submitted.
•All Supervised Persons are required to certify in writing to the CCO, via the compliance monitoring system, which will provide a copy of the Code and any amendments, that they have read, understand and agree to abide by the Code:
oWithin 10 days of employment;
oWithin 10 days of written notice by CCO of a material amendment to the Code; and
oAnnually, by January 30th of each year.

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•Specified Supervised Persons (senior managers, Portfolio Managers, traders, marketing personnel) are required to notify in writing to the CCO, via the compliance monitoring system, any changes to material Employee or Firm information, on an annual and as-needed basis, including but not limited to:
oCustody, change in Firm ownership/management, solicitation agreements/relationships, disciplinary actions, new outside business activity of key personnel or change in Firm trading practices.
•All Supervised Persons are required to disclose in writing to the CCO, via the compliance monitoring system, any outside business activities.

Quarterly Report
•A report detailing the transactions of all “reportable securities” for the entire quarter must be provided to the CCO, via the compliance monitoring system, and attested as correct and complete:
oOn the 30th day of the month following the end of each calendar quarter.
•Reports must include: the date of the transaction, the title, the exchange ticker symbol or CUSIP, interest rate & maturity date (if applicable), number of shares, principal amount, nature of the transaction (i.e., purchase or sale), price the transaction was effected, name of the broker and the date the report was submitted.

CCO Personal Transactions
•If the CCO has personal securities transactions or preclearance requests, they will be reviewed and approved by PIA’s President.

PIA MUTUAL FUNDS

No less frequently than quarterly, the CCO or designee will furnish to the PIA Mutual Fund Board of Directors of all Mutual Funds managed by PIA a written report that:

•Describes any issues arising under the Code since the last report to the Board of Directors including, but not limited to, information about material violations of the Code, temporary procedures and sanctions imposed in response to any material violations; and
•Certification that PIA has adopted temporary procedures reasonably necessary to prevent Access Persons from violating the Code.

The CCO or designee will furnish to the Board of Directors of all Mutual Funds notice and a copy of the Code noting any material changes to the Code.

Engaging in or facilitating late trading is prohibited.
•Late trading refers to the practice of placing orders to buy or sell mutual fund shares after the time at which the mutual fund has calculated its Net Asset Value (“NAV”) (usually at the close of trading on the NYSE at 4:00 p.m. ET) but receiving the price based on the NAV already determined.

Rule 17j-1 of the Investment Company Act of 1940 states it is unlawful for any affiliated person of or principal underwriter for a Fund, or any affiliated person of an investment adviser of or principal underwriter for a Fund, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by the Fund:

PIA Manual Effective December 3, 2025

•To employ any device, scheme or artifice to defraud the Fund;
•To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;
•To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or
•To engage in any manipulative practice with respect to the Fund.

GIFTS AND ENTERTAINMENT WITH ENTITIES & PERSONS DOING BUSINESS WITH PIA

Access persons may accept gifts from or give gifts to persons or entities that do business with PIA only in accordance with the following policies and procedures:

•No gift can be accepted or given that is contrary to our clients’ best interest;
•Gifts include such items as merchandise, travel expenses, golf and sports outings and theatrical events;
oNo cash gifts are allowed;
oBusiness-related lunches and dinners are not treated as gifts; and
•Gifts between $100 and $500 need to be reported and pre-cleared in the compliance monitoring system;
oNo gift in excess of $500 can be accepted or given;
oGifts under $100 are not required to be reported or pre-cleared.

Pursuant to Section 17(e)(1) of the Investment Company Act of 1940, PIA personnel are prohibited from accepting from any source any compensation (other than regular salary or wages from any PIA-managed Mutual Funds), including gifts and entertainment, that could be related to any PIA-managed fund and its affairs. An example of this would be meals from individuals at broker-dealers where PIA executes fund trades.

POLITICAL CONTRIBUTIONS

The Pay-to-Play Rule prohibits the receipt of compensation from a government entity for advisory services for two years following a contribution to any official of that “government entity.” This prohibition also applies to “covered associates” of the adviser.

A “covered associate” of an adviser is defined to include:

•Any general partner, managing member or executive officer, or other individual with a similar status or function;
•Any employee that solicits a government entity for the adviser, as well as any direct or indirect supervisor of that employee; and
•Any political action committee controlled by the adviser or by any person that meets the definition of a “covered associate.”

However, there is an exception available for contributions from natural persons of $150 per election, or $350 per election if the contributor is eligible to vote in the election. An exception is also available for otherwise prohibited contributions that are returned, so long as the contribution in question is less than $350, is discovered within four months of being given, and is returned within 60 days of being discovered. The exception for returned contributions is available no more than twice per calendar year for

PIA Manual Effective December 3, 2025

advisers with 50 or fewer employees; advisers with more than 50 employees can rely on this exception three times per calendar year. However, an adviser cannot rely on the exception for returned contributions more than once for any particular employee, irrespective of the amount of time that passes between returned contributions.

The restrictions on contributions and payments imposed by Rule 206(4)-5 can apply to the activities of individuals for the two years before they became covered associates of an investment adviser. However, for covered associates who are not involved in soliciting clients or investors, the look-back period is six months instead of two years.

A registered investment adviser will be ineligible to receive compensation for soliciting government entities if the adviser or its covered associates made, coordinated, or solicited contributions or payments to the government entity during the prior two years.

The Pay-to-Play Rule prohibits an adviser and its covered associates from coordinating or soliciting any contribution or payment to an official of the government entity, or a related local or state political party where the adviser is providing or seeking to provide investment advisory services to the government entity.

The Pay-to-Play Rule applies equally to:

•Advisers that provide advisory services to a government entity (including, among other things, through the management of a separate account or through an investment in a pooled private fund); and
•Advisers that manage a registered investment company (such as a mutual fund) that is an investment option of a plan or program of a government entity.

If a “covered associate,” as defined above, is considering making a political contribution to any state or local government entity, official, candidate, political party, or political action committee, the potential contributor must seek pre-clearance from the CCO using the Employee Compliance solution within ComplianceAlpha. Employees should be aware that political contributions that may require pre-clearance include cash donations, as well as substantive donations of PIA’s resources, such as the use of conference rooms or communication systems. If pre-clearance is granted, it is valid for seven days before and after the intended contribution date. Any contributions outside of this date range require re-approval. The CCO will consider whether the proposed contribution is consistent with restrictions imposed by Rule 206(4)-5, and to the extent practicable, will seek to protect the confidentiality of all information regarding each proposed contribution.

Covered associates may make contributions to national political candidates, parties, or action committees without seeking pre-clearance as long as the recipient is not otherwise associated with a state or local political office. However, covered associates must use good judgment in connection with all contributions and should consult with the CCO if there is any actual or apparent question about the propriety of a potential contribution.

Any political contribution by PIA, rather than its covered associates, must be pre-cleared by the CCO, irrespective of the proposed amount or recipient of the contribution. The CCO will maintain a chronological list of contributions in accordance with the requirements of the Pay-to-Play Rule using the Employee Compliance solution within ComplianceAlpha, as well as a list of all Clients that meet the definition of a “government entity” for purposes of Rule 206(4)-5.

PIA Manual Effective December 3, 2025

FOREIGN CORRUPT PRACTICES ACT (“FCPA”)

The FCPA is a U.S. federal law known primarily for two of its main provisions: one that addresses accounting transparency requirements under the ’34 Act and another concerning bribery of foreign officials.

The anti-bribery provisions of the FCPA make it unlawful for a U.S. person and certain foreign issuers of securities to make a payment to a foreign official for the purpose of obtaining or retaining business for or with, or directing business to, any person. The meaning of “foreign officials” is broad. For example, an owner of a bank who is also the minister of finance would count as a foreign official according to the U.S. government. Doctors at government-owned or managed hospitals are also considered to be foreign officials under the FCPA, as is anyone working for a government-owned or managed institution or enterprise. Employees of international organizations such as the United Nations are also considered to be foreign officials under the FCPA.

Because the FCPA concerns the intent of the bribery rather than the amount, there is no requirement of materiality. Offering anything of value as a bribe, whether cash or non-cash items, is prohibited. PIA employees must not engage in any behavior which violates the FCPA.

CHARITABLE CONTRIBUTIONS

From time to time, PIA may receive requests for contributions or sponsorship of a charitable event from clients. Such requests should be forwarded to the CCO, who will determine if there are any conflicts of interest before deciding whether to approve the contribution or sponsorship.

SOCIAL NETWORKING

It is critical that all Access Persons be sensitized to the problems that may arise in the release of confidential or unauthorized business-related information on Access Person’s personal social networks. Although it is not the Firm’s intent to monitor and restrict the use of social networks, Access Persons will be held accountable for information posted on personal social networks where it violates regulatory and company policies and are advised not to release any unauthorized business-related information.

•All Access Persons will certify through the annual Code of Ethics certification that they are abiding by this Social Networking provision;
•The CCO may monitor and review the social networks of Access Persons; and
•It is recommended that Access Persons utilize the maximum privacy settings available on these sites to avoid any potential compromise of personal data.

Access persons need to recognize that business-related information posted on the various social outlets is immediately available to an immense audience and could constitute advertisement, an endorsement or even the release of non-public information. Any inappropriate release via an Access Person's social networking sources may be considered a deficiency, resulting in company and Access Person discipline, including termination of employment.

OUTSIDE BUSINESS ACTIVITIES

PIA Manual Effective December 3, 2025

Supervised Persons are prohibited from engaging in outside business activities, serving on boards of directors, making investment decisions on behalf of non-Clients other than as reported pursuant to the Personal Securities Transactions policies and procedures, and participating in investment clubs for personal purposes, without the prior written approval of the CCO. Approval will be granted on a case-by-case basis, subject to careful consideration of potential conflicts of interest, disclosure obligations, and any other relevant regulatory issues. Supervised Persons may use the Employee Compliance solution within ComplianceAlpha to seek approval for the activities. The CCO will use the Employee Compliance solution within ComplianceAlpha to track Supervised Persons’ participation in such activities.

Where board service is approved, PIA shall implement a “Chinese Wall” or other appropriate procedure to isolate such person from making decisions relating to the company’s securities.

It should be noted that there is an AST prohibition against serving on the board of a company that is a Fund portfolio holding.

CFA INSTITUTE CODE OF ETHICS

PIA as well as each Access Person of PIA who holds a CFA designation and candidates for the CFA designation, acknowledge their responsibilities under the CFA Institute Code of Ethics by signing the PIA Code of Ethics certification.

PIA Manual Effective December 3, 2025